Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES $1.25 BILLION CREDIT FACILITY

Boston, Massachusetts – June 11, 2007 – American Tower Corporation (NYSE: AMT) announced today that it has successfully refinanced its existing $1.6 billion senior secured credit facilities at the American Tower operating company (“AMT OpCo”) level with a new $1.25 billion senior unsecured revolving credit facility of American Tower Corporation.

At closing, the Company drew down approximately $1.0 billion under the new credit facility and used the net proceeds and cash on hand to repay all amounts outstanding under the existing AMT OpCo credit facilities. The new credit facility has a term of five years, maturing in full on June 8, 2012. The credit facility does not require amortization of payments and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium. The credit facility allows the Company to use borrowings for working capital needs and other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase the Company’s equity securities, in each case without additional lender approval).

The new senior unsecured revolving credit facility is rated BB+ by Standard & Poor’s, Ba1 by Moody’s, and BB+ by Fitch.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations for (i) the use of proceeds from the credit facility, (ii) the repurchase or refinancing of other indebtedness and (iii) the effect of the transactions described herein, including effects on our financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-Q for the quarter ended March 31,

2007 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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